Exhibit 99.2
STEELCLOUD, #11070743
First Quarter 2007 Conference
March 14, 2007, 2:15 p.m.. ET
Moderator: Kevin Murphy
Operator
Good morning, ladies and gentlemen, and welcome to the SteelCloud 2007 first fiscal quarter conference call. At this time, all participants are in a listen-only mode.
Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should require Operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded, today, March 15, 2007.
I would now like to turn the conference over to Kevin Murphy, SteelCloud’s Chief Financial Officer; please go ahead, sir.
Kevin Murphy
Good morning everyone and welcome to SteelCloud’s earnings call for our first fiscal quarter of 2007. On the call today with me is Cliff Sink, SteelCloud President and Chief Executive Officer.
Before we begin, let me read the Safe Harbor statement. Except for historical information, all of the statements, expectations and assumptions, contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions, and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the company’s stock; and the risk factors set forth from time to time in the company’s SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

At this time, I’ll now turn the call over to Cliff.
Cliff Sink
Thank you, Kevin. Good morning everyone.
Last evening we released financial results for our first fiscal quarter of 2007 which ended January 31. As expected and previously disclosed in our turnaround plan, SteelCloud financial results bottomed out in Q1 as we incurred operating losses on lower first quarter revenues and gross profits compared to the prior quarter. The decline in revenues and gross profits were primarily attributable to foreseen and forecast program delays in our integrator business. The Company exceeded its Q1 turnaround plan for revenues and losses by 13% and 5% respectively. Additional expense controls were invoked at the beginning of the quarter so that operating expenses for the period were reduced by 12% compared to the first quarter of 2006. SteelCloud’s cash position and balance sheet remain strong.
Going forward, you will see improved business results in all three of our target markets. These improvements will continue during the fiscal year with a return to profitability by our fourth fiscal quarter. We’ll accomplish this through revenue growth aided by strategic partnerships, ongoing expense controls and new products.
As many of you know, our turnaround strategy focuses on markets where SteelCloud specialized servers and technological know-how really matter. Now, nine months into our turnaround, we are seeing measurable progress in each market.

• In the federal integrator space revenues in the second quarter will increase significantly over Q1. By the fourth fiscal quarter of 2007 we expect this market to contribute 50% or more of the Company’s revenues.
We are re-bidding the previously rescinded Post Office contract this week and have numerous other significant bids in the offing with Siemens, Lockheed Martin and other Federal Integrators.
• In the Independent Software Vendor (ISV) market, a flurry of new orders in January and February, including over $2 Million from a single customer, has put us into a position to exceed our goals in this market for 2007. Q2 revenue will be up significantly compared to the same period of a year ago and up compared to Q1. By the end of fiscal 2007, this market will contribute at least 25% of our total annual revenue. Gross profit margins for this and the integrator market combined are on target and in the mid-twenties percentage range.
• In our professional services business, we already have 80% of our planned $2M of revenue for the fiscal year in backlog. The planned new growth here will start having a meaningful impact in fiscal 2008 and beyond. Professional services is a business in which we have credentials and reference accounts, and where expenses, margins and profits are commensurate with SteelCloud corporate pro formas. Our plan is that by 2009 this market will account for 25% of total SteelCloud revenue.
Let me now comment on the strategic thinking that will take us beyond 2007 and put SteelCloud into a position to realize revenues of $50 Million by 2009.
In contrast with previous history, our growth and new product strategy focuses on markets where we currently have credibility, sales people, customers and insider’s knowledge as to where the new business opportunities lie.

We’re doing this by packaging our expertise in engineering, integration and consulting into ‘products’ which help customers solve problems faster and more effectively. Such products give SteelCloud differentiation and competitive barriers to lock out competitors and lock in customers.
• In the federal integrator market, SteelCloud and Go Ahead Software are collaborating to enhance the Company’s Advanced Telecommunication Computing Architecture (ATCA) offerings with middleware which extends the inherent high-availability capabilities of the hardware to the application programs. SteelCloud ATCA servers with middleware are being positioned for the high availability military, mobile and intelligence markets where 99.999% reliability is required. The products are now under development and expected to provide new program revenues in fiscal 2008.
• In the $500 Million ISV market, we’re adding to our SteelWorks Appliance Management Software through a strategic relationship with Farstone Technology, a market leader in disaster recovery software. ISV customers now have additional SteelWorks features to choose which leaves them free to concentrate on their application software and leave all the hardware, system management and support services to SteelCloud. SteelWorks will help us to maintain our ISV business at 25% or more of total revenues this year and in the foreseeable future.
• In the professional services arena we recently hired an experienced executive to lead this business and have expanded our business development resources to capitalize on our strengths in this market. We are adapting a three-pronged approach to growing this business:
• Providing the existing customer base with a single source for consulting, support services and hardware solutions.

• Expanding the customer base with services focused on the compliance needs of both commercial and public sector clientele. For example, email and storage management, network security and continuity planning.
• Promoting and leveraging the Company’s expertise in service desk, network infrastructure technology, and compliance solutions.
Going forward, the Company anticipates revenues of $35 Million in 2008 and $50 Million or more in 2009 with sustained profitability both years.
With that, I’ll turn the call back to Kevin, who will give financial details for the first quarter. I’ll then make a few closing comments, and we’ll open it up for Q&A.
Kevin Murphy
Thanks Cliff………
Revenues for the first quarter were approximately $4.4 million in fiscal 2007 compared to $6.2 million in fiscal 2006. The net loss for the first quarter was $1.1 million or $.08 per share in fiscal 2007 compared to $831,000 or $.06 per share in fiscal 2006. Gross margins for the first quarter were 17.8% in fiscal 2007 compared to 22.1% in 2006. Quarterly gross margins were impacted by residual contracts from the low margin business for which we are completing our exit. During the quarter, we managed our costs relative to our net revenues and margins. As such, we experienced a reduction of approximately $275,000 or 12% from the same period in the prior year. We will continue expense control management and plan to return to profitability later this fiscal year. As we have previously disclosed, we anticipate a profitable fourth quarter and an overall net loss of $.07 to $.10 per share for fiscal 2007.
Our top priority has been and remains improvement in orders and associated backlog. We ended the quarter with backlog of approximately $4.7 million, which extracts the $12 million rescinded contract with the U.S. Postal Service. As such, our backlog could range from $5 million to $17 million depending on the outcome of the U.S. Postal Service re-compete. This supplements the heavy bid and proposal activity we are currently experiencing which has yielded a $38 + million sales pipeline at present.

SteelCloud ended the first quarter with a solid balance sheet. Although we anticipate losses throughout the first three quarters of the fiscal 2007, we have an adequate cash balance of $3.4 million to sustain us until our restoration of profitability. Our current ratio remains strong and our debt to equity ratio is low. Our working capital is approximately $4.1 million, and together with our $3.5 million line of credit, we have the means to execute our plan for fiscal 2007 and beyond. As previously disclosed, in order to accelerate top line growth, we will continue to explore accretive opportunities that may be outside of traditional, organic growth.
With that I will turn it back to Cliff…
Cliff Sink
Thank you. In closing, let me trace our brief nine month association with the new SteelCloud.
At the outset, we pledged to restructure the Company toward more profitable ventures – and we have. We indicated we would bottom out this quarter - and we have.
We pledged to wean ourselves of low-margin, non-core product lines with substitution of their opposites – and we are.
We have pledged restoration of profitability this year – and we will.

We have pledged to deliver revenues in the next two years with mid-twenties net profit margin – and we intend to.
In summary, the intent, timeline, and ultimate outcome have been achieved or will be according to schedule. The timeline has perhaps not been optimal, but honest and realistic.
SteelCloud is on track to be a better company and we are clearly incented to assure it. I can say finally, we will now begin to truly see both top and bottom line fruits of this labor.
With that, let me open it up for questions.
Operator
Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one on your touch-tone telephone to ask a question, and we’ll pause for just a moment.
< Q & A >
Cliff Sink
On behalf of SteelCloud’s management team, thank you for your participation today and ongoing patience with this turnaround. The good news is that the dawn of upside opportunities and progress are at hand. We look forward to speaking with you in the near future.